Exhibit 99

Investor Contact: Larry P. Kromidas
(618) 258-3206
Email: lpkromidas@olin.com

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443
FOR IMMEDIATE RELEASE

Olin Announces First Quarter 2009 Earnings
Winchester Posts Record Quarterly Earnings

Clayton, Mo., April 27, 2009- Olin Corporation (NYSE: OLN) announced today that its first quarter 2009 net income was $46.7 million, or $0.60 per diluted share, which compares to $37.3 million, or $0.50 per diluted share in the first quarter of 2008.  Sales in the first quarter of 2009 were $400.6 million, compared to $399.1 million in the first quarter of 2008.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “Winchester achieved the highest level of quarterly earnings in its history, reflecting the continuation of the stronger than normal demand that began in the fourth quarter of 2008.  While Chlor Alkali realized a continuation of the weak demand that we experienced late in the fourth quarter, the business also achieved record pricing in the first quarter of 2009.  The first quarter 2009 Chlor Alkali operating rate was 65%, which was slightly below fourth quarter 2008 levels. The Chlor Alkali first quarter 2009 earnings were unfavorably impacted by maintenance and logistic costs associated with a planned outage during the quarter at our largest manufacturing site in McIntosh, Alabama and the outage at our Henderson, Nevada site, which ended in February.  These costs reduced first quarter Chlor Alkali pre-tax earnings by approximately $4.2 million.  In addition, we did not operate our St. Gabriel, LA facility during the quarter. In the first quarter of 2009, we realized a $5.0 million pretax gain associated with the sale of land and other asset disposals.  Our first quarter results also included a $4.9 million increase in the allowance for doubtful accounts related to deterioration in customer credit.

“Earnings in the second quarter of 2009 are projected to be in the $0.30 to $0.40 per diluted share range.  This forecast reflects the combination of continued weak demand and lower ECU pricing in Chlor Alkali. We expect ECU pricing in the second quarter to decline from the first quarter of 2009, but be higher than the second quarter of 2008.  We do expect Chlor Alkali volumes, including bleach, to improve in the second quarter of 2009 compared to the first quarter. Winchester’s second quarter 2009 earnings are expected to decline from first quarter levels, but are expected to be well above historic second quarter levels.”

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the first quarter of 2009 were $267.7 million compared to $288.3 million in the first quarter of 2008.  The first quarter 2009 sales reflect a 32% increase in ECU netbacks offset by a 29% decline in chlorine and caustic soda volumes.  Volumes for hydrochloric acid and bleach increased slightly compared to first quarter 2008 levels.  Freight costs included in the ECU netbacks increased 10% in the first quarter of 2009 compared to the first quarter of 2008.  First quarter 2009 Chlor Alkali segment income was $68.7 million compared to $67.0 million in the first quarter of 2008, as higher ECU prices were offset by lower volumes and increased maintenance and logistics costs.

WINCHESTER

Winchester first quarter 2009 sales were $132.9 million compared to $110.8 million in the first quarter of 2008. The increase reflects higher sales volumes. Commercial, law enforcement, and domestic military sales all increased during the quarter which more than offset a decline in industrial sales.  Winchester’s first quarter 2009 segment income was $17.0 million compared to $10.0 million in the first quarter of 2008. The increase in segment income reflects the higher sales volumes and favorable pricing.

CORPORATE AND OTHER COSTS

Pension income included in the first quarter 2009 Corporate and Other segment was $4.8 million, compared to income of $4.5 million in the first quarter of 2008.

First quarter charges to income for environmental investigatory and remedial activities were $4.8 million in 2009, compared to $5.1 million in the first quarter of 2008.  These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the first quarter of 2009 decreased from the first quarter of 2008 due to lower incentive compensation costs, offset in part by higher legal and legal related expenses.  First quarter 2009 incentive compensation costs included a $1.2 million reduction due to stock based mark-to-market adjustments.  The legal and legal related expenses are primarily associated with legacy environmental matters and legal settlements.

OTHER OPERATING INCOME

Other operating income during the first quarter of 2009 was $5.5 million, compared to $0.6 million in the first quarter of 2008.  First quarter 2009 other operating income included a gain on the sale of land and a gain on the disposal of assets associated with the ongoing St. Gabriel, LA conversion and expansion project.

DIVIDEND

On April 23, 2009, Olin’s Board of directors declared a dividend of $0.20 on each share of Olin common stock.  The dividend is payable on June 10, 2009 to shareholders of record at the close of business on May 11, 2009.  This is the 330th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s first quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, April 28.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer; and John E. Fischer, Olin’s Vice President and Chief Financial Officer.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 5 minutes before the call.  The call will also be audio archived on the Olin website for future replay.  A text of the prepared remarks from the conference call will be available on the website in the Investor section.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2008, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	changes in legislation or government regulations or policies;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2009 - 10

Olin Corporation
Consolidated Statements of Income(a)
	Three Months Ended March 31,
(In millions, except per share amounts)	2009	2008
Sales	$400.6	$399.1
Operating Expenses:
Cost of Goods Sold	306.2	314.0
Selling and Administration	39.2	33.3
Other Operating Income(b)	5.5	0.6
Operating Income	60.7	52.4
Earnings of Non-consolidated Affiliates	14.8	8.1
Interest Expense(c)	1.6	4.5
Interest Income	0.5	2.8
Other Income	―	0.1
Income before Taxes	74.4	58.9
Income Tax Provision	27.7	21.6
Net Income	$46.7	$37.3
Net Income Per Common Share:
Basic	$0.60	$0.50
Diluted	$0.60	$0.50
Dividends Per Common Share	$0.20	$0.20
Average Common Shares Outstanding - Basic	77.5	74.6
Average Common Shares Outstanding - Diluted	77.6	75.0

(a) Unaudited.
(b)  Other operating income for the three months ended March 31, 2009 included a $3.7 million gain on the sale of land and $1.3 million of gains on the disposal of assets primarily associated with the ongoing St. Gabriel, LA conversion and expansion project.

(c) Interest expense was reduced by capitalized interest of $2.5 million and $0.4 million for the three months ended March 31, 2009 and 2008, respectively.

Olin Corporation
Segment Information(a)
	Three Months Ended March 31,
($ in millions)	2009	2008
Sales:
Chlor Alkali Products	$267.7	$288.3
Winchester	132.9	110.8
Total Sales	$400.6	$399.1
Income before Taxes:
Chlor Alkali Products(b)	$68.7	$67.0
Winchester	17.0	10.0
Corporate/Other:
Pension Income(c)	4.8	4.5
Environmental Provision	(4.8)	(5.1)
Other Corporate and Unallocated Costs	(15.7)	(16.5)
Other Operating Income(d)	5.5	0.6
Interest Expense(e)	(1.6)	(4.5)
Interest Income	0.5	2.8
Other Income	―	0.1
Income before Taxes	$74.4	$58.9

(a) Unaudited.
(b)  Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $14.8 million and $8.1 million for the three months ended March 31, 2009 and 2008, respectively.

(c)  The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(d)  Other operating income for the three months ended March 31, 2009 included a $3.7 million gain on the sale of land and $1.3 million of gains on the disposal of assets primarily associated with the ongoing St. Gabriel, LA conversion and expansion project.

(e) Interest expense was reduced by capitalized interest of $2.5 million and $0.4 million for the three months ended March 31, 2009 and 2008, respectively.

Olin Corporation
Consolidated Balance Sheets(a)
	March 31,	December 31,	March 31,
(In millions, except per share data)	2009	2008	2008
Assets:
Cash & Cash Equivalents	$168.6	$246.5	$249.9
Short-Term Investments	―	―	26.1
Accounts Receivable, Net	216.4	213.0	229.7
Inventories	166.5	131.4	130.2
Current Deferred Income Taxes	62.8	68.5	64.2
Other Current Assets	11.5	10.9	22.7
Total Current Assets	625.8	670.3	722.8
Property, Plant and Equipment
(Less Accumulated Depreciation of $970.6, $956.0 and $929.4)	659.4	629.9	518.2
Prepaid Pension Costs	―	―	147.8
Deferred Income Taxes	23.5	46.8	―
Other Assets	83.3	70.8	71.3
Goodwill	301.9	301.9	301.9
Total Assets	$1,693.9	$1,719.7	$1,762.0

Liabilities and Shareholders' Equity:
Accounts Payable	$124.2	$145.6	$167.9
Income Taxes Payable	―	0.6	7.4
Accrued Liabilities	202.6	253.6	222.5
Total Current Liabilities	326.8	399.8	397.8
Long-Term Debt	253.4	252.4	252.7
Accrued Pension Liability	43.3	51.5	50.9
Deferred Income Taxes	6.0	6.5	29.0
Other Liabilities	304.3	304.5	332.7
Total Liabilities	933.8	1,014.7	1,063.1
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 77.9 Shares (77.3 and 74.7 in 2008)	77.9	77.3	74.7
Additional Paid-In Capital	809.3	801.6	747.8
Accumulated Other Comprehensive Loss	(253.8)	(269.4)	(144.4)
Retained Earnings	126.7	95.5	20.8
Total Shareholders' Equity	760.1	705.0	698.9
Total Liabilities and Shareholders' Equity	$1,693.9	$1,719.7	$1,762.0

(a) Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)
	Three Months Ended March 31,
(In millions)	2009	2008
Operating Activities
Net Income	$46.7	$37.3
Earnings of Non-consolidated Affiliates	(14.8)	(8.1)
Gains on Disposition of Property, Plant and Equipment	(5.0)	(0.2)
Stock-Based Compensation	1.1	1.6
Depreciation and Amortization	16.6	17.3
Deferred Income Taxes	21.2	2.5
Qualified Pension Plan Contribution	(1.0)	―
Qualified Pension Plan Income	(5.0)	(4.0)
Common Stock Issued Under Employee Benefit Plans	0.6	1.2
Changes in:
Receivables	(3.4)	(27.7)
Inventories	(35.1)	(23.5)
Other Current Assets	(0.6)	(8.0)
Accounts Payable and Accrued Liabilities	(46.3)	(9.8)
Income Taxes Payable	(3.3)	6.8
Other Assets	―	0.7
Other Noncurrent Liabilities	0.8	4.3
Other Operating Activities	0.2	―
Net Operating Activities	(27.3)	(9.6)
Investing Activities
Capital Expenditures	(49.8)	(23.1)
Proceeds from Disposition of Property, Plant and Equipment	5.5	0.2
Distributions from (Advances to) Affiliated Companies, Net	1.4	(3.1)
Other Investing Activities	(0.3)	1.1
Net Investing Activities	(43.2)	(24.9)
Financing Activities
Long-Term Debt:
Borrowings	1.5	―
Repayments	―	(9.8)
Issuance of Common Stock	6.6	2.9
Stock Options Exercised	―	0.1
Excess Tax Benefits from Stock Options Exercised	―	0.1
Dividends Paid	(15.5)	(14.9)
Net Financing Activities	(7.4)	(21.6)
Net Decrease in Cash and Cash Equivalents	(77.9)	(56.1)
Cash and Cash Equivalents, Beginning of Year	246.5	306.0
Cash and Cash Equivalents, End of Period	$168.6	$249.9

(a) Unaudited.